Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(in millions, except ratios)

	Six Months Ended June 30, 2014		Year Ended December 31,
			2013	2012	2011	2010	2009
Earnings:
(Loss) income from continuing operations before income taxes	$(67)		$(1,816)	$324	$1,063	$548	$(1,498)
Noncontrolling interests’ share of earnings of majority-owned subsidiaries without fixed charges	—		—	—	—	—	—
Equity loss (income)	25		(12)	(99)	(127)	(54)	(17)
Fixed charges added to earnings	244		493	533	568	532	508
Distributed income of less than 50 percent-owned persons	43		89	101	100	33	56
Amortization of capitalized interest:
Consolidated	24		46	44	43	39	30
Proportionate share of 50 percent-owned persons	—		—	—	—	—	—

Total earnings	$269		$(1,200)	$903	$1,647	$1,098	$(921)

Fixed Charges:
Interest expense:
Consolidated	$225		$453	$490	$524	$494	$470
Proportionate share of 50 percent-owned persons	—		—	—	—	—	—

	225		453	490	524	494	470

Amount representative of the interest factor in rents:
Consolidated	19		40	43	44	38	38
Proportionate share of 50 percent-owned persons	—		—	—	—	—	—

	19		40	43	44	38	38

Fixed charges added to earnings	244		493	533	568	532	508

Interest capitalized:
Consolidated	27		99	93	102	96	165
Proportionate share of 50 percent-owned persons	—		—	—	—	—	—

	27		99	93	102	96	165

Preferred stock dividend requirements of majority-owned subsidiaries	—		—	—	—	—	—

Total fixed charges	$271		$592	$626	$670	$628	$673

Ratio of earnings to fixed charges	(A	)	(B )	1.4	2.5	1.7	(C )

Preferred stock dividend requirements of Alcoa Inc.	1		2	4	3	3	2

Total fixed charges and preferred stock dividends	$272		$594	$630	$673	$631	$675

Ratio of earnings to combined fixed charges and preferred stock dividends	(D	)	(E )	1.4	2.4	1.7	(F )

(A)	For the six months ended June 30, 2014, there was a deficiency of earnings to cover the fixed charges of $2.
(B)	For the year ended December 31, 2013, there was a deficiency of earnings to cover the fixed charges of $1,792.
(C)	For the year ended December 31, 2009, there was a deficiency of earnings to cover the fixed charges of $1,594.
(D)	For the six months ended June 30, 2014, there was a deficiency of earnings to cover the combined fixed charges and preferred stock dividends of $3.
(E)	For the year ended December 31, 2013, there was a deficiency of earnings to cover the combined fixed charges and preferred stock dividends of $1,794.
(F)	For the year ended December 31, 2009, there was a deficiency of earnings to cover the combined fixed charges and preferred stock dividends of $1,596.